 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NATCO Group, Inc. 1998 Employee Stock Option Plan, the NATCO Group, Inc. 2001 Stock Incentive Plan, the NATCO Group, Inc. 2004 Stock Incentive Plan and the NATCO Group, Inc. 2006 Long-Term Incentive Compensation Plan, as Amended and Restated, of our reports dated February 26, 2010, with respect to the consolidated financial statements of Cameron International Corporation and the effectiveness of internal control over financial reporting of Cameron International Corporation, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2009 and the financial statement schedule of Cameron International Corporation included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
July 23, 2010